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                                                                    EXHIBIT 99.1


                  [LETTERHEAD OF BANK OF AMERICA APPEARS HERE]


March 27, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Ladies and Gentlemen:

Arthur Andersen LLP (Andersen) has audited the financial statements of Cross Timbers Royalty Trust as of December 31, 2001, and Andersen has represented to Bank of America, N.A., Trustee, that:

   . the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and

   . there was appropriate continuity of Arthur Andersen personnel working on the audit, and

   . there was availability of national office consultation to conduct the relevant portions of the audit.

Sincerely,


/s/ RON E. HOOPER
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Ron E. Hooper
Senior Vice President